Exhibit 99.2

MARCH 30, 2016 / 4:30 PM EDT, APHB – 2015 YEAR-END FINANCIAL RESULTS CALL

CORPORATE PARTICIPANTS

M. Scott Salka AmpliPhi Biosciences Corporation – Chief Executive Officer

Steve R. Martin AmpliPhi Biosciences Corporation – Chief Financial Officer

Matt Dansey AmpliPhi Biosciences Corporation – Business Development Manager

CONFERENCE CALL PARTICIPANTS

Keith Markey Griffin Securities - Analyst

David Bautz Zacks Investment Research - Analyst

PRESENTATION

Operator

Good afternoon and welcome to the AmpliPhi Biosciences Full Year 2015 Financial Results conference call. Today’s call is being recorded.

For opening remarks and introductions I’d like to turn the call over to Matt Dansey, Business Development Manager. Please go ahead sir.

Matt Dansey

Thanks. During the call we’ll make statements related to our business that may be considered forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

All forward-looking statements are based upon AmpliPhi’s current expectations and involve a number of risks and uncertainties including the risks and uncertainties described in AmpliPhi’s annual report on Form 10K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission.

Actual results and the timing of events could differ materially from those anticipated in such a forward-looking statement as a result of these risks and uncertainties.

You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the time they were made. All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update any forward-looking statements.

Now I’ll turn the call over to Scott Salka, CEO of AmpliPhi Biosciences.

M. Scott Salka

Thank you, Matt. With me on the call is Steve Martin, our CFO. We will begin the call by providing an overview of 2015 and recent highlights followed by our fiscal year 2015 financial results. We will then take your questions.

. . . .

With that said I’ll now review our 2015 year-end financial results.

Cash and cash equivalents of December 31, 2015 totaled $9.4 million. The company anticipates its current financial resources will provide sufficient cash to fund operations through the third quarter of 2016.

The company raised a net of $12.3 million from the sale of common stock in 2015 to fund its development programs. Revenues related to sublicensing agreement from our legacy gene therapy program were approximately half a million dollars for the year ended December 31, 2015, compared to $400,000 for the prior year.

Research and Development expenses for the year ended December 31, 2015 totaled $4 million, compared to $5.8 million for the year ended December 31, 2014.

These expenses were attributable to advancing our two clinical programs, AB-SA01 for Staph aureus, and AB-PA01 for pseudomonas. And to successfully manufacture bacteriophage clinical trial material for use in our clinical study in Australia.

The year-over-year decrease was primarily attributable to lower non-clinical spending in 2015 as compared to 2014. The inclusion in 2014 of one time startup costs related to the Slovenian cGMP manufacturing facility; the benefit from Australian government research grants of half a million dollars, and the impact of lower average exchange rates in 2015 as compared to 2014.

Partially offsetting these factors were higher costs related to our Slovenian facility being operational for a full year in 2015 as compared to a partial year in 2014.

General and Administrative expenses for the year ended December 31, 2015 were $6.4 million compared to $6.9 million for the same period in 2014. This decrease was primarily attributable to $600,000 expensed in 2014 related to payments to certain stockholders as required by the terms of our Series B preferred stock purchase agreement. And lower compensation in stock-based compensation expenses which were partially offset by higher legal and accounting expenses.

Loss from operations for the fiscal year ended December 31, 2015 was $10.2 million compared to $14.1 million for the year ended December 31, 2014.

Based on our current operating plan we believe our existing resources will be sufficient to fund our planned operations through the third quarter of 2016. We are currently evaluating alternatives and opportunities to raise capital needed for the advancement of our business.

This completes today’s update and we are happy to take questions at this time. Operator, please begin the question and answer period.

Operator

At this time if you would like to ask a question you may press star and 1 on your touch-tone phone. Again that’s star and 1 on your touch-tone phone. If you find that your question has already been answered you may remove yourself from the queue by pressing the pound key.

And we’ll take our first question from Keith Markey with Griffin Securities. Please go ahead. Your line is open.

Keith Markey

Hi, Scott. Hi, Steve. A couple of questions. I was just wondering if you might elaborate a little bit on the relationship that you have with the Westmead Institute Centre for Infectious Diseases and Microbiology.

Scott Salka

Sure Keith, thank you. So the Westmead is an institute - a research institute in Australia, and you’re referring to the government grant that we got in conjunction with Westmead from the Australian government. That grant totals just under $900,000 U.S.

That work will be spearheaded by the Westmead. We will provide certain phage expertise and phage capabilities. And it’s targeting the development of phage that can target infections, E Coli and Klebsiella infections.

. . . .